UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Schedule 14C

__________________________________________

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

VROOM, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VROOM, INC.
4700 Mercantile Dr.
Fort Worth, Texas 76137

To the Stockholders of Vroom, Inc.:

This notice (this “Notice”) and the accompanying Information Statement are being furnished to the stockholders of Vroom, Inc., a Delaware corporation (“Vroom,” the “Company,” “we,” “our,” or “us”), in connection with the corporate actions described below taken by the Company’s Board of Directors (“Board”) and by the holders of a majority of the Company’s voting capital stock (the “Majority Stockholders”) by written consent in lieu of a meeting delivered on June 17, 2026 pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) and our bylaws, provided approval for the following corporate action (the “Authorization”).

The approval of an amendment to the Vroom, Inc. 2020 Incentive Award Plan (the “Plan Amendment”) as adopted by the Board upon the recommendation of the Compensation Committee. Plan Amendment shall increase the shares reserved for issuance under the Plan by 464,000 shares of Common Stock such that the aggregate maximum number of shares of the Company’s common stock (“Common Stock”) that may be issued under the Plan shall be equal to the sum of the following (subject to stock splits, dividends, recapitalizations and the like) (the “Reserve”): (i) 1,630,880 shares, plus (ii) any shares of Common Stock subject to awards granted under the Prior Plans (as defined in the Plan) that become available for issuance under the Plan pursuant to the share recycling provisions thereunder, plus (iii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2030, equal to the lesser of (A) 4% of the shares of Common Stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by the Board or an authorized committee thereof; provided that no more than 939,000 shares of Common Stock may be issued upon the exercise of Incentive Stock Options (as defined in the Plan). The Plan Amendment will become effective on or about July 13, 2026, which will be at least twenty calendar days after the definitive Information Statement is first mailed or otherwise furnished to our stockholders (the form of the Plan Amendment is provided herein as Annex A).

Concurrently with the Authorization, all of the members of the Board, by written consents in lieu of a meeting, as provided under the DGCL, provided similar authorization.

This Information Statement is being furnished to our stockholders of record as of June 17, 2026 in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing our stockholders of the actions taken by the written consent. As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of more than a majority of the Company’s voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act, and the rules and regulations prescribed thereunder, including Regulation 14C. This Information Statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders. You do not need to do anything in response to this Notice and the Information Statement.

The actions taken by written consent of the Majority Stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

THIS IS NOT A NOTICE OF A MEETING AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Information Statement is also available at the Securities and Exchange Commission’s website, www.sec.gov.

Dated: June 22, 2026	Sincerely,
/s/ Thomas H. Shortt
	Name:	Thomas H. Shortt
	Title:	Chief Executive Officer

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the Authorization.

The consent we have received constitutes the only stockholder approval required under the DGCL, Nasdaq Listing Rule 5635(d), our Certificate of Incorporation and our Bylaws, to approve the Plan Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

Vote Required

The vote, which was required to approve the above Authorization, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held.

The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote to approve the Plan Amendment and the transactions contemplated thereby is June 17, 2026 (the “Record Date”). This Information Statement is expected to be mailed or otherwise furnished to stockholders on or about June 23, 2026 (the “Mailing Date”). As of the Record Date, the Company had 5,233,912 shares of voting stock outstanding, with all 5,233,912 shares being Common Stock. All outstanding shares are fully paid and nonassessable.

Vote Obtained

Section 228(a) of the DGCL and our bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Majority Stockholders who executed the written consent held approximately 76.1% of the outstanding voting stock of the Company.

Notice Pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the action to be taken.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

i

VROOM, INC.

4700 Mercantile Dr.

Fort Worth, Texas 76137

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Amendment to Vroom, Inc. 2020 Incentive Award Plan

On June 17, 2026, the Board approved the Plan Amendment by unanimous written consent, and holders of the requisite voting power approved the Plan Amendment by written consent. The Plan Amendment will not become effective until at least twenty calendar days after the definitive Information Statement is mailed or otherwise furnished to our stockholders. We expect that the Plan Amendment will become effective on or about July 13, 2026. Upon effectiveness, the Plan Amendment will amend the Vroom, Inc. 2020 Incentive Award Plan (as amended and restated through January 14, 2025, the “2020 Plan”) to (i) increase the number of shares of our common stock authorized for issuance under the 2020 Plan by 464,000 shares and (ii) correspondingly increase by 464,000 shares the limit on the number of shares that can be issued under the 2020 Plan pursuant to the exercise of “incentive stock options.”

As of the Record Date, there were 34,512 shares remaining available for future issuance under the 2020 Plan. We view the use of equity compensation as essential to attract, retain, motivate and reward key employees, directors and consultants as well as to align their interests with those of our stockholders. The Board of Directors determined it was in the best interests of the Company and the shareholders to augment the share reserve under the 2020 Plan based on various factors, including the need to keep our associates incentivized and retained while implementing our Long-Term Strategic Plan.

In addition, prior to the Record Date we have issued equity awards under the 2020 Plan to our executive officers comprising an aggregate of 104,036 restricted stock units, which were granted contingent upon certain company corporate events to occur within the quarter (the “Contingent Awards”).

We believe the Plan Amendment will allow us to make meaningful equity-based compensation awards in the future and continue our ability to deliver competitive levels of compensation.

Background on Share Request

We expect the additional number of shares under the Plan Amendment to provide us with enough shares for awards for approximately one year, assuming we continue to grant awards consistent with our current practices and historical usage. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2020 Plan could last for a shorter or longer period of time.

In light of the foregoing and the key equity metrics set forth below, our Board and the holders of a majority of the voting power of our stock outstanding have determined that the number of shares to be added to the 2020 Plan share reserve is reasonable and appropriate at this time.

Key Equity Metrics

On the Record Date:

•        the Company had an aggregate of 5,233,912 shares of common stock outstanding;

•        the Company had a total of 34,512 shares of common stock available for future grants under the 2020 Plan (which, for the avoidance of doubt, takes into account the expected effectiveness of the Contingent Awards);

•        there were approximately 326,834 options with a weighted average exercise price of $75.27 outstanding under the 2020 Plan;

•        there were approximately 710,913 RSUs outstanding under the 2020 Plan; and

•        the closing price of our common stock was $10.70 per share.

Summary of the 2020 Plan as Amended by the Plan Amendment

A summary of the principal provisions of the 2020 Plan, as amended by the Plan Amendment, is set forth below. This summary is qualified by reference to the full text of the 2020 Plan as amended by the Plan Amendment, which is attached as Annex A to this Information Statement.

Eligibility and Administration

Persons eligible to participate in the 2020 Plan include members of our Board (currently comprised of six non-employee directors), approximately 635 employees of the Company and its subsidiaries (including four executive officers), and no consultants of the Company and its subsidiaries, in each case, as determined by the plan administrator.

The 2020 Plan is administered by our Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator herein), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2020 Plan, subject to its express terms and conditions. The plan administrator sets the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration conditions.

Shares Available for Awards and Share Limits

Upon effectiveness of the Plan Amendment, the maximum number of shares of our common stock authorized for issuance under the 2020 Plan will equal the sum of (i) 1,630,880 shares of our common stock, (ii) an annual increase on the first day of each year beginning on January 1, 2022 and ending in and including January 1, 2030, equal to the lesser of (A) 4% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by our Board or Compensation Committee, and (iii) any shares of our common stock subject to awards under the 2014 Plan which are forfeited or lapse unexercised and which are not issued under the 2014 Plan (since the original effective date of the 2020 Plan); provided, however, no more than 939,000 shares may be issued upon the exercise of ISOs.

Awards granted under the 2020 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the 2020 Plan.

The maximum grant date fair value of awards under the 2020 Plan plus other fees that may be granted or paid to any non-employee director during any calendar year is $500,000.

If any shares subject to an award under the 2020 Plan are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award is settled for cash (in whole or in part) (including restricted shares repurchased by the Company at the same price paid by the participant), the shares subject to such award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of awards under the 2020 Plan. Notwithstanding the foregoing, the following shares shall not be available for future grants of awards under the 2020 Plan: (i) shares tendered by a participant or withheld by the Company in payment of the exercise price of an option; (ii) shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award; (iii) shares subject to a stock appreciation right (“SAR”) or other stock-settled award (including awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the SAR or other stock-settled award; and (iv) shares purchased on the open market by the Company with the cash proceeds received from the exercise of options. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares available for issuance under the 2020 Plan.

Except as described in the immediately following sentences and subject to Section 12.2 of the 2020 Plan (on changes in common stock or assets of the Company, acquisition or liquidation of the Company, and other corporate events), no award granted under the 2020 Plan shall vest earlier than the first anniversary of the date the award is granted and no award agreement shall reduce or eliminate such minimum vesting requirement. The minimum vesting restrictions shall not apply to: (i) any Substitute Awards (as defined in the 2020 Plan), (ii) any awards delivered in lieu of fully-vested cash-based awards (or other fully-vested cash awards or payments), (iii) any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, or (iv) any other awards granted by the plan administrator that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the 2020 Plan as of the initial effective date of the 2020 Plan and increased from time to time. Additionally, an award may provide that the minimum vesting restrictions may lapse or be waived upon a participant’s termination of service or death or disability.

Types of Awards

The 2020 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, stock payments, restricted stock units (“RSUs”), SARs, and other stock or cash based awards. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•        SARs.    SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.

•        Restricted Stock and RSUs.    Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

•        Other Stock or Cash Based Awards.    Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met, and may be paid in cash, shares, or a combination of both.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with another award. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the 2020 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a “change in control” of the Company (as defined in the 2020 Plan), to the extent that the surviving entity refuses to assume or substitute outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. In the event an award continues in effect or is assumed or an equivalent award substituted, then, in addition to any applicable vesting provisions set forth in any individual award agreement or other services agreement or policy applicable to a participant, if the participant incurs a termination of service without “cause” (as such term is defined in the award agreement or other services agreement or policy applicable to the holder or, if such term is not defined, as determined in the sole discretion of the plan administrator) upon or within 12 months following the change in control, such participant shall become fully vested in such continued, assumed or substituted award immediately upon such termination of service. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended without the approval of our stockholders to (i) reduce the exercise price per share of outstanding options or SARs or (ii) cancel outstanding options or SARs in exchange for cash or other awards when the exercise price of such option or SAR exceeds the fair market value of the underlying shares.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2020 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

2020 Plan Amendment and Termination

Our Board may amend or terminate the 2020 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2020 Plan. No award may be granted pursuant to the 2020 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors initially adopted the 2020 Plan and (ii) the date on which our stockholders initially approved the 2020 Plan.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2020 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        NSOs.    If a participant is granted an NSO under the 2020 Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•        ISOs.    A participant should not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of our common stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); and RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•        Limitation on the Employer’s Compensation Deduction.    Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

•        Section 409A of the Code.    Certain types of awards under the 2020 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2020 Plan and awards granted under the 2020 Plan are generally intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

New 2020 Plan Benefits

Other than with respect to annual grants of RSUs to our non-employee directors that will be made on the date of the next annual meeting of our stockholders (reflected in the table below) and the Contingent Awards, all future awards under the 2020 Plan are subject to the discretion of the plan administrator, and, therefore, it is not possible to determine the benefits that will be received in the future by other participants in the 2020 Plan. The table below provides information with respect to our non-employee directors and the Contingent Awards.

Name and Position	Dollar Value ($)(1)		Number of Shares (#)
Named Executive Officers
Thomas H. Shortt, Chief Executive Officer	—		37,500
Jonathan R. Sandison, Chief Financial Officer and Treasurer	—		7,611
Anna-Lisa C. Corrales, Chief Legal Officer, Chief Compliance Officer and Secretary	—		5,983
All current executive officers as a group	—		54,777
All current directors who are not executive officers as a group	600,000	(2)	—	(3)
All employees who are not executive officers as a group	—		49,259

____________

(1)      The dollar value of the Contingent Awards is not included in the table above because the value of the equity awards will depend on the per share closing price of our common stock of the date of grant.

(2)      In accordance with our non-employee director compensation policy, each non-employee director who will continue to serve as a non-employee director immediately following the next annual meeting will automatically be granted an award of RSUs on the date of our Annual Meeting, with the number of RSUs determined by dividing (i) $100,000 by (ii) the average closing trading price of our common stock over the 10 consecutive trading days ending with the trading day immediately preceding the grant date.

(3)      The aggregate number of shares to be granted to non-employee directors is not included in the table above because the number of shares subject to their RSU awards will depend on the 10 trading day average closing price of our common stock as of the trading day immediately before the grant date, as described in footnote 1 above.

Historical Grants Under the 2020 Plan

The following table provides summary information regarding the number of shares of our common stock subject to awards granted under the 2020 Plan to certain persons since the 2020 Plan’s initial adoption date through the Record Date. The table below excludes the Contingent Awards.

Name and Position	Number of Shares Underlying Options (#)	Number of Shares Underlying RSUs (#)
Named Executive Officers
Thomas H. Shortt, Chief Executive Officer	260,900	296,553
Jonathan R. Sandison, Chief Financial Officer and Treasurer	15,000	41,204
Anna-Lisa C. Corrales, Chief Legal Officer, Chief Compliance Officer and Secretary	10,000	31,216
Jacob Benzaquen, SVP Accounting and principal accounting officer	0	10,374
All current executive officers as a group	285,900	379,347
Nominees for election as director who are not executive officers	—	—
All current directors who are not executive officers as a group	750	110,502
Each associate of any such executive officer, director or director nominee	—	—
Each other person who received or is to receive 5% of awards under the plan	—	—
All employees who are not executive officers as a group	40,187	274,832

Registration with the Securities and Exchange Commission

We intend to file with the U.S. Securities and Exchange Commission a registration statement on Form S-8 covering the additional shares of our common stock reserved for issuance by the Plan Amendment following the mailing and effectiveness of this Information Statement.

EXECUTIVE COMPENSATION

Narrative Discussion of Executive Compensation

The following is a narrative discussion of elements of our executive compensation program. In 2025, our “named executive officers” and their positions were as follows:

•        Thomas H. Shortt, Chief Executive Officer and Director;

•        Jonathan R. Sandison, Chief Financial Officer and Treasurer; and

•        Anna-Lisa C. Corrales, Chief Legal Officer, Chief Compliance Officer, and Secretary.

Our Board of Directors named Jonathan R. Sandison as Chief Financial Officer of the Company as of May 15, 2025. He succeeded Agnieszka Zakowicz, who ceased service as Chief Financial Officer with the Company effective May 15, 2025.

This disclosure discusses our 2025 executive compensation program, with each of the program’s key elements discussed in more detail below.

Compensation Philosophy and Objectives

Our compensation philosophy is driven by the need to attract and retain top executive talent, while ensuring that compensation aligns with our corporate and financial objectives and the long-term interests of our stockholders. We have provided compensation packages that we view as fair and competitive and that are designed to incentivize our skilled executives to drive market-leading turn-around performance, as our ability to meet and exceed our business goals depends on the commitment and contributions of each executive.

Our compensation programs for our executives have historically been weighted towards rewarding both short-term and long-term performance through a mix of cash and equity incentives, providing the executives with an opportunity to share in the appreciation of our business over time.

Our executive compensation program is designed to weigh variable compensation (both cash and equity) more heavily for our senior executives, such that there is a positive correlation between an executive’s seniority, role and responsibilities, and the proportion of his or her compensation that is “at-risk.”

Determination of Compensation and Compensation Practices

Our Compensation Committee administers the executive compensation program for our named executive officers and other executives within the Company, ensuring alignment with our executive compensation philosophy. Our Compensation Committee is responsible for reviewing and approving the compensation of our executives, approving and administering our cash and equity incentive plans, including setting vesting conditions and performance metrics for awards and determining the amounts of the awards granted to our executive officers. Our Compensation Committee is also responsible for reviewing and providing recommendations to our Board of Directors regarding the compensation of our directors.

The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities.

Effective November 2024, the Compensation Committee engaged Mark Reilly with The Overture Alliance (“Overture”), a compensation consulting firm, to serve as the Compensation Committee’s consultant and provide advice and assistance on compensation matters pertaining to our executive officers and non-employee directors. Overture reports directly to the Compensation Committee, which has considered the adviser independence factors required under SEC rules as they relate to Overture and determined that Overture’s work does not raise a conflict of interest.

The Compensation Committee also considers other factors when making compensation decisions concerning its executive officers and non-employee directors, including individual qualifications and expertise, responsibilities, particular industry and market conditions, and complexity of the position. More specifically, our Compensation Committee considers the performance of the Company’s named executive officers, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the CEO), before determining the compensation arrangement for each of them.

Elements of the Company’s Executive Compensation Program

We design the principal components of our executive compensation program to fulfill one or more of the compensation objectives described above. For the year ended December 31, 2025, the compensation of our named executive officers generally consisted of:

•        Base salary;

•        Annual performance-based cash bonus opportunities;

•        Equity incentive compensation;

•        Certain severance benefits;

•        Participation in our 401(k) Plan; and

•        Health and welfare benefits.

These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success, reward executives based on performance, and align executives with the interests of our stockholders.

Base Salaries

Our named executive officers receive a base salary to compensate them for the services they provide to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Shortt’s annual base salary was $775,000 for 2025. Mr. Sandison was named Chief Financial Officer on May 15, 2025; his annual base salary remained $400,000 and was not changed in connection with his appointment. Ms. Corrales was named Chief Legal Officer, Chief Compliance Officer and Secretary as of August 23, 2024, and her salary was set at $360,000. On February 19, 2025, the Compensation Committee approved a subsequent increase in Ms. Corrales’s salary to $375,000 effective as of March 23, 2025.

Bonus Compensation and Other Payments

Pursuant to our compensation structure that aligns executive compensation to both market and internal equity targets, our executives are eligible to earn an annual performance bonus. For 2025, Mr. Shortt’s bonus target was 150% of his base salary, Mr. Sandison’s bonus target was 60% of his base salary, and Ms. Corrales’s bonus target was 50% of her base salary. Based on a review of the Company’s performance in 2025, the Compensation Committee determined that no bonuses were to be awarded to named executive officers in 2025.

Equity Compensation

In connection with our IPO, we adopted the 2020 Incentive Award Plan, or the 2020 Plan (as amended from time to time). We believe using long-term incentive compensation provides our named executive officers and other employees the opportunity to participate in the equity appreciation of our business, incentivizes them to work towards Vroom’s long-term performance goals and aligns them with the interests of our stockholders. We believe that such awards function as a compelling incentive and retention tool.

Pursuant to the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code, the 2020 Plan was amended to increase the number of shares reserved for issuance under the 2020 Plan to account for the proposed post-emergence management incentive program, which accounts for 15% of the fully-diluted shares of new common stock as of immediately following effectiveness, inclusive of the warrants, the management incentive program, and the converted existing equity awards: 10% was to be allocated for awards of RSUs and 5% was to be allocated for awards of stock options. The outstanding equity awards held by our named executive officers as of the end of fiscal year 2025 are included in the Outstanding Equity Awards at Fiscal Year End Table below.

In 2025, we granted the following equity awards to our named executive officers under the 2020 Plan in connection with our post-emergence management incentive program:

Officer	Grant Date	Restricted Stock Units (“RSUs”)	Non-Qualified Stock Options (“NQSOs”)
Mr. Shortt(1)	3/12/2025	287,949	259,400
Mr. Sandison(2)	3/12/2025	40,991	15,000
Ms. Corrales(2)	3/12/2025	30,743	10,000

____________

(1)      On March 12, 2025, Mr. Shortt was granted 287,949 restricted stock units (“RSUs”) and 259,400 stock options. The RSUs consist of two tranches, with 143,975 shares vesting on January 16, 2029 and 143,974 shares vesting on January 17, 2029, in each case on the fourth anniversary of the applicable vesting commencement date, subject to Mr. Shortt’s continued service through the applicable vesting dates. The stock options vest as to 25% on the first anniversary of the grant date and as to the remaining 75% in three equal annual installments on each of the second, third and fourth anniversaries of the applicable vesting commencement date, in each case subject to Mr. Shortt’s continued service through the applicable vesting dates. The options have a per share exercise price as follows: (i) 50% at $45.70 per share and (ii) 50% at $60.95 per share. In the event of a change in control in which the per share price received by stockholders equals or exceeds $45.70, 100% of the RSUs and stock options will fully vest and accelerate. In addition, if Mr. Shortt’s employment is terminated by the Company without “cause” or by Mr. Shortt for “good reason” on or prior to the first anniversary of the applicable vesting commencement date with respect to the RSUs or the first anniversary of the grant date with respect to the options, 25% of the RSUs and stock options will accelerate, and following such date, a prorated portion of the RSUs and stock options will accelerate based on Mr. Shortt’s period of service during the vesting period. In the event of such a qualifying termination, the stock options will remain exercisable through their original expiration date.

(2)      On March 12, 2025, Mr. Sandison was granted 40,991 RSUs and 15,000 stock options. His RSUs vest in full on January 18, 2029, subject to continued employment through such date. On March 12, 2025, Ms. Corrales was granted 30,743 RSUs and 10,000 stock options. Her RSUs vest in full on January 17, 2029, subject to continued employment through such date. The stock options for both Mr. Sandison and Ms. Corrales vest as follows: 25% of the shares subject to the option vest on the first anniversary of the Grant Date, and the remaining 75% vest in three equal annual installments on each of the first three anniversaries of January 14, 2026, in each case subject to continued employment. The stock options are comprised of two equal tranches: (a) 50% of the shares subject to the option have a per share exercise price of $45.70 and (b) 50% of the shares subject to the option have a per share exercise price of $60.95. In the event of a change in control in which the per share price received by stockholders equals or exceeds $45.70, 50% of then-outstanding RSUs and stock options will fully accelerate. In the event his or her employment is terminated by the Company without “cause” or by him or her for “good reason,” a pro-rated portion of the RSUs and stock options, based on his or her period of employment during the applicable vesting period, will accelerate. In addition, following such a qualifying termination, the vested stock options will remain exercisable through the earlier of (i) the third anniversary of the termination date or (ii) the expiration date of the applicable option. These options and RSUs are not subject to any of the acceleration terms set forth in the Executive Severance Plan.

2026 Restricted Stock Unit Awards

In 2026, the Compensation Committee approved a grant of restricted stock units to each of Mr. Shortt, Mr. Sandison, and Ms. Corrales, with an aggregate grant-date value equal to 50% of the executive’s 2025 target annual bonus. This structure is consistent with the Company’s 2025 bonus program for eligible non-executive employees, under which such employees received 50% of their target annual bonus in cash. The number of restricted stock units to be issued will be determined by dividing the dollar value by the closing price of the Company’s common stock on the grant date. The restricted stock units will vest in full on the second anniversary of the vesting commencement date, subject to the executive’s continued service through the vesting date.

Equity Grant Practices

We do not time the granting of equity awards with any favorable or unfavorable news released by the Company. We do not take material nonpublic information into account when determining the timing and terms of equity awards or for the purpose of affecting the value of executive compensation. Proximity of any awards to an earnings announcement or other market events is coincidental. In the event material nonpublic information were to become known to the Compensation Committee before the grant of an equity award, the Compensation Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.

In connection with our post-emergence management incentive program, during the fiscal year ended December 31, 2025, the Board awarded stock options to the NEOs in the period beginning four business days before our filing of a periodic report on Form 10-K or Form 10-Q, or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information (other than a current report on Form 8-K disclosing a material new stock option award under Item 5.02(e) of such Form 8-K), and ending one business day after the filing or furnishing of such report (the “Designated Periods”). Pursuant to SEC rules, we are providing the following information relating to the options awarded to such NEOs in the Designated Periods occurring during the fiscal year ended December 31, 2025.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/SH)	Grant Date Fair Value of the Award(1)

Percentage Change in the
Closing Market price of
the Securities Underlying the
Award Between the Trading
Day Ending Immediately Prior
to the Disclosure of Material
Nonpublic Information and
the Trading Day Beginning
Immediately Following
the Disclosure of Material
Nonpublic Information

Thomas H. Shortt	3/12/2025	129,700	$45.70	$1,459,125	-0.27%
Thomas H. Shortt	3/12/2025	129,700	$60.95	$1,247,714	-0.27%
Jonathan R. Sandison	3/12/2025	7,500	$45.70	$84,375	-0.27%
Jonathan R. Sandison	3/12/2025	7,500	$60.95	$72,150	-0.27%
Anna-Lisa C. Corrales	3/12/2025	5,000	$45.70	$56,250	-0.27%
Anna-Lisa C. Corrales	3/12/2025	5,000	$60.95	$48,100	-0.27%

____________

(1)      The grant date fair value of each stock option award was determined using the Black-Scholes option pricing model. For options with an exercise price of $45.70 per share, the grant date fair value was $11.25 per share. For options with an exercise price of $60.95 per share, the grant date fair value was $9.62 per share. For a discussion of the assumptions used in the Black-Scholes calculation, see Note 15 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 26, 2026.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not provide any matching contributions in the Vroom Inc 401(k) plan. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•        medical, dental, vision, and healthcare advocacy benefits;

•        medical care flexible spending accounts and health savings accounts;

•        employee assistance program (EAP);

•        short-term and long-term disability insurance; and

•        life and accidental death and dismemberment insurance.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2025, and December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Thomas H. Shortt	2025	777,981	200,000	(4)	7,051,871	2,706,839	0		10,736,691
Chief Executive Officer and Director	2024	780,962	1,962,500	(5)	28,215	0	0		2,771,677

Jonathan R. Sandison	2025	395,962	35,000	(4)	1,003,870	156,525	0		1,591,357
Chief Financial Officer and Treasurer

Anna-Lisa C. Corrales	2025	373,096			752,896	104,350	0		1,230,342
Chief Legal Officer, Chief Compliance Officer and Secretary	2024	235,019	115,452	(6)	28,215	0	159,211	(7)	537,897

____________

(1)      Amounts reflect the actual base salary paid to each named executive officer in respect of 2025 and 2024, as applicable.

(2)      The amounts reflect the full grant-date fair value of restricted stock unit awards granted during 2025 and 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards as made to executive officers in 2025 in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the Securities and Exchange Commission on March 26, 2026).

(3)      The amounts reflect the full grant-date fair value of option awards granted during 2025 and 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the Black-Scholes assumptions used to calculate the value of all option awards as made to executive officers in 2025 in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the Securities and Exchange Commission on March 26, 2026).

(4)      Amounts represent the final 2025 actual retention bonus installment payments (5 of 5) paid commensurate with the retention agreements between each executive and the Board of Directors executed on March 11, 2024. Each Retention Bonus was payable in five equal installments on or shortly following each date of filing of the Company’s annual report Form 10-K for the fiscal year 2023, the quarterly reports on Form 10-Q for each of the first three quarters of fiscal year 2024, and the Company’s annual report of Form 10-K for the fiscal year 2024, subject to the executive’s continued service with the Company.

(5)      Amounts represent 2024 annual bonuses paid in March 2025 under the Company’s 2024 annual discretionary bonus program and the actual retention bonus installment payments (4 of 5) paid commensurate with the retention agreements between each executive and the Board of Directors executed on March 11, 2024. Each Retention Bonus was payable in five equal installments on or shortly following each date of filing of the Company’s annual report Form 10-K for the fiscal year 2023, the quarterly reports on Form 10-Q for each of the first three quarters of fiscal year 2024, and the Company’s annual report of Form 10-K for the fiscal year 2024, subject to the executive’s continued service with the Company.

(6)      Amount represents 2024 annual bonus paid in March 2025 under the Company’s 2024 annual discretionary bonus program.

(7)      Amount reflects (i) a $27,083 transition payment received per Ms. Corrales’s separation agreement for working through a designated period in support of the business restructuring announced in January 2024, (ii) notice period compensation and severance paid for $113,750 resulting from Ms. Corrales’s separation of employment in connection with such business restructuring and before her rehire as Chief Legal Officer on August 23, 2024, and (iii) compensation for consulting services of $18,378 during the period from May 29, 2024 through August 22, 2024.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas H. Shortt	3/12/2025						287,949	(3)	$5,724,426
	3/12/2025			129,700	$45.70	3/12/2035
	3/12/2025			129,700	$60.95	3/12/2035
	5/9/2022	1,500	(7)		$3,000	5/9/2032

Jonathan R. Sandison	3/12/2025						40,991	(4)	$814,901
	3/12/2025			7,500	$45.70	3/12/2035
	3/12/2025			7,500	$60.95	3/12/2035

Anna-Lisa C. Corrales	3/12/2025						30,743	(5)	$611,170
	3/12/2025			5,000	$45.70	3/12/2035
	3/12/2025			5,000	$60.95	3/12/2035
	6/13/2023						82	(6)(7)	$1,630
	1/13/2020	224	(7)		$4,184	12/2/2029

____________

(1)      The stock options vest as to 25% on the first anniversary of the grant date and as to the remaining 75% in three equal annual installments on each of the second, third and fourth anniversaries of the applicable vesting commencement date.

(2)      Market values reflect the closing price of our common stock on December 31, 2025, which was $19.88.

(3)      At the time of grant, 143,975 shares are scheduled to vest on January 16, 2029 and 143,974 shares are scheduled to vest on January 17, 2029, in each case on the fourth anniversary of the applicable vesting commencement date, subject to the executive’s continued service through the applicable vesting dates.

(4)      The RSUs are subject to vest in full on January 18, 2029, subject to continued employment through such date.

(5)      The RSUs are subject to vest in full on January 17, 2029, subject to continued employment through such date.

(6)      The RSUs were scheduled to vest over a period of three years in equal installments on the first three anniversaries of the vesting commencement date (May 8, 2024) subject to continued employment through each applicable vesting date.

(7)      Reflects the automatic conversion at a ratio of 1-for-5 in connection with the emergence from bankruptcy on January 14, 2025.

Summary of Potential Payments and Benefits

Executive Severance Arrangements

Under the terms of the Vroom, Inc. Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), as amended and restated on March 8, 2024, our senior executives, including our named executive officers, may receive severance benefits in connection with certain terminations of employment.

Under the terms of the Executive Severance Plan, as amended effective March 8, 2024, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, then such person will be entitled to receive:

•        An amount equal to the Severance Amount (as defined below), payable in substantially equal installments in accordance with the Company’s regular payroll practices during the period beginning from the date of such person’s separation from service to the Company and ending at the end of the Severance Period (as defined below);

•        For the duration of the “COBRA Continuation Period” (defined as eighteen (18) months after the person’s separation from service to the Company, in the case of the Chief Executive Officer, and twelve (12) months after the person’s separation from service to the Company, in the case of all other covered employees), payments equal to the cost of such persons and his or her covered dependents’ health insurance coverage under COBRA;

•        Accelerated vesting of such person’s outstanding equity to the extent provided in any written agreement between such person and the Company. Please see the “Executive Compensation Arrangements” section above for a description of such terms.

•        “Severance Amount” is defined as (i) for the Chief Executive Officer, the product of (A) the sum of the person’s (i) base salary rate immediately prior to the person’s separation from service (without accounting for any reduction that would constitute Good Reason, as defined in the Executive Severance Plan) (“Base Salary Rate”) and (ii) target annual bonus in effect as of March 8, 2024 (i.e. 150% of the person’s base salary), multiplied by (B) one and a half (1.5); and (ii) for all other covered employees, an aggregate amount equal to twelve (12) months of the person’s Base Salary Rate; and

•        “Severance Period” is defined as a period that commences upon the date of the person’s termination of employment and that ends after the lapse of four (4) months.

In the event a covered employee is terminated upon a change of control, then such person will be entitled to receive:

•        A lump sum cash payment equal to the Severance Amount (for only the Chief Executive Officer) or 1.5 times such person’s Base Salary Rate in effect immediately prior to his or her separation from service to the Company (for all other covered employees);

•        For all covered employees other than the Chief Executive Officer, an amount equal to such person’s annual bonus assuming achievement of any applicable performance goals or objectives, prorated for the number of days the person was employed during that calendar year;

•        For the duration of the COBRA Continuation Period, payments equal to the cost of such person’s and his or her covered dependents’ health insurance coverage under COBRA; and

•        Full acceleration and, if applicable, exercisability of all equity awards held by such person as of the date of termination. With respect to performance-based awards, vesting will be calculated assuming achievement of performance goals or objectives at the greater of actual performance or 100%.

Receipt of severance benefits upon termination by the Company without cause, by the executive for good reason or upon a change of control is subject to: (a) the covered employee’s compliance with certain restrictive covenants, including (i) holding the Company’s secret or confidential information in a fiduciary capacity and (ii) non-compete and non-solicitation provisions for the duration of the Restricted Period (as defined below); and (b) the covered employee’s execution of a general release of claims against the Company, its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns. “Restricted Period” means eighteen (18) months after separation from service to the Company, in the case of the Chief Executive Officer, and twelve (12) months after separation from service to the Company, in the case of all other covered employees.

In addition, in the event of death or disability, a covered person will be entitled to receive payments equal to the cost of the person’s and his or her covered dependents’ health insurance coverage under COBRA for the duration of the COBRA Continuation Period, as well as immediate vesting of all of the person’s time-based equity awards.

The Executive Severance Plan, as amended in March 2024, also clarifies that a Competing Business (as defined in the Executive Severance Plan) includes a business engaged in financing motor vehicles in order to reflect changes to the Company’s business activities since the original effective date of the Executive Severance Plan.

Employment Agreement with Thomas H. Shortt

Mr. Shortt, our Chief Executive Officer, is party to an employment agreement dated May 9, 2022. The severance terms set forth in Mr. Shortt’s employment agreement were superseded by the Executive Severance Plan, as amended effective March 8, 2024.

In addition, Mr. Shortt is a party to an employment letter dated March 19, 2025, whereby he received a grant of 287,949 RSUs and 259,400 stock options. The RSUs vest on or around the fourth annual anniversary of the Post-Emergence Vesting Commencement Date (as defined above) and the options vest as to 25% on the first anniversary of the grant date and as to 75% in three ratable installments on each of the second, third and fourth anniversaries of the Post-Emergence Vesting Commencement Date, in each case subject to Mr. Shortt’s continued service through the applicable vesting dates. The options have a per share exercise price as follows: (a) 50% with a per share exercise price equal to $45.70, and (b) 50% with a per share exercise price equal to $60.95. In the event of a change in control, where the per share price received by the stockholders in connection with such change in control equals or exceeds $45.70, the awards will fully accelerate. In addition, in the event Mr. Shortt’s employment is terminated by the Company without “cause” or by him for “good reason” on or prior to the first anniversary of the Post-Emergence Vesting Commencement Date with respect to the RSUs or the first anniversary of the grant date with respect to the options, 25% of the RSUs and options, and following such date, a pro-rated number of RSUs and options based on Mr. Shortt’s period of employment during the vesting period, will accelerate. In addition, in the event of such a qualifying termination, the options will remain outstanding through their original expiration date. The letter agreement provides that the RSUs and options are not subject to the terms of the Executive Severance Plan. Subject to the foregoing, in the event of Mr. Shortt’s termination without “cause” or for “good reason,” he will be eligible to receive severance benefits which are no less than those provided for the Executive Severance Plan subject to his compliance with the applicable conditions of the Executive Severance Plan.

Mr. Shortt also entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects him to certain restrictive covenants, including confidentiality and one-year post employment restrictions on competition and solicitation of employees, vendors and customers of the Company. The employment agreement contains a perpetual non-disparagement covenant.

Employment Letter with Jonathan Sandison

Mr. Sandison, our Chief Financial Officer and Treasurer, is party to an employment letter effective May 12, 2025. Pursuant to the employment letter, if Mr. Sandison’s employment is terminated without Cause or for Good Reason (each as defined in the Executive Severance Plan), he is subject to the terms and benefits of the Executive Severance Plan.

Mr. Sandison also entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects him to certain restrictive covenants, including confidentiality and one-year post employment restrictions on competition and solicitation of employees, vendors and customers of the Company. The employment agreement contains a perpetual non-disparagement covenant.

Employment Letter with Anna-Lisa Corrales

Ms. Corrales, our Chief Legal Officer, Chief Compliance Officer and Secretary is party to an employment letter effective August 23, 2024. Pursuant to the employment letter, if Ms. Corrales’s employment is terminated without Cause or for Good Reason (each as defined in the Executive Severance Plan), she is subject to the terms and benefits of the Executive Severance Plan.

Ms. Corrales also entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects her to certain restrictive covenants, including confidentiality and one-year post employment restrictions on competition and solicitation of employees, vendors and customers of the Company. The employment agreement contains a perpetual non-disparagement covenant.

DIRECTOR COMPENSATION

Director Compensation Table for Fiscal 2025

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Robert J. Mylod, Jr.	$62,500	$200,000	$262,500
Timothy M. Crow	$38,000	$200,000	$238,000
Michael J. Farello(1)	$32,500	$200,000	$232,500
Laura W. Lang(3)	$16,896	$100,000	$116,896
Laura G. O’Shaughnessy	$38,000	$200,000	$238,000
Paula B. Pretlow(3)	$16,670	$100,000	$116,670
Robert R. Krakowiak	$40,000	$200,000	$240,000
Matthew J. Pietroforte(2)	$30,000	$241,096	$271,906
Nikul Patel(4)	$24,104	$213,699	$237,803

See “Non-Employee Director Compensation Policy” section below for additional information.

____________

(1)      During 2020, Mr. Farello entered into a nominee agreement instructing the Company to pay all cash compensation earned in connection with his services on our Board of Directors directly to his employer, Catterton Management Company, L.L.C. Any RSUs granted to Mr. Farello will be held by him as nominee for an investment fund of Catterton Management Company, L.L.C.

(2)      Mr. Pietroforte is a Managing Director and Senior Analyst at Mudrick Capital Management, L.P. All cash compensation earned in connection with his services on our Board of Directors is paid directly to his employer. In addition, Mr. Pietroforte has assigned all rights, title and interest in any RSUs granted to him, including the Shares of Common Stock thereunder, to Mudrick Capital Management, L.P.

(3)      Laura Lang and Paula Pretlow served on the Board during 2025 but did not stand for re-election at the 2025 Annual Meeting of Stockholders. Compensation reflected in the table above includes amounts earned by Ms. Lang and Ms. Pretlow during their period of service in 2025.

(4)      Mr. Patel was appointed to the Board effective April 24, 2025.

The following table sets forth the RSUs and option awards held by each of our non-employee directors as of December 31, 2025:

Name	RSUs(1)	Stock Options(1)
Robert J. Mylod	4,040	625
Timothy M. Crow	8,248
Michael J. Farello	3,796
Laura W. Lang	0
Laura G. O’Shaughnessy	4,040
Paula B. Pretlow	0
Robert R. Krakowiak	3,796	749
Matthew J. Pietroforte	7,616
Nikul Patel	6,670

____________

(1)      Share counts reflect the automatic conversion at a ratio of 1-for-5 in connection with the emergence from bankruptcy on January 14, 2025.

Non-Employee Director Compensation Policy

Our Board of Directors adopted an Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) that applies to each of our non-employee directors.

Pursuant to the Director Compensation Policy, each non-employee director will receive a mixture of cash and equity compensation, including a $30,000 annual cash retainer (plus additional cash retainers for service as chairperson of the board of directors or chairing or service on board committees). A non-employee director serving as the chair of a committee will receive a fee only for such director’s service as chair of such committee, and will not be eligible to receive any additional fees for membership on such committee.

Under the Director Compensation Policy, non-employee directors are eligible to receive cash retainer fees with respect to their service as follows:

Position	Board Fee
Board Member	$30,000
Independent Executive Chair	$20,000
Board Chair	$10,000
Audit Committee Chair	$10,000
Audit Committee Member (Non-Chair)	$5,000
Compensation Committee Chair	$5,000
Compensation Committee Member (Non-Chair)	$2,500
Nominating & Corporate Governance Committee Chair	$4,000
Nominating & Corporate Governance Committee Member (Non-Chair)	$2,000

Eligible directors will also receive equity awards of restricted stock units pursuant to the non-employee director compensation policy. On each annual meeting of our stockholders, directors elected to our board of directors will be eligible to receive an award of restricted stock units with a grant date fair value of $100,000. In addition, directors appointed to our board of directors on any date other than an annual meeting of our stockholders will be eligible to receive initial awards of restricted stock units with a grant date fair value of $100,000, subject to proration based on the portion of the year which has elapsed since the previous annual meeting. The number of shares underlying the RSU awards granted to non-employee directors will be determined based on the average stock price over the ten consecutive trading days immediately preceding the grant date. Each RSU award will vest on the earlier of the date of the first annual meeting of our stockholders following the grant date and the first anniversary of the grant date, subject to the director’s continued service with us through the applicable vesting date.

In April 2021, we amended our Director Compensation Policy to provide, on a go-forward basis, an additional restricted stock unit grant to new directors, elected or appointed on or after the date of such amendment, with a grant date fair value of $300,000, determined based on the average stock price over the ten consecutive trading days immediately preceding the grant date. In June 2022, we amended the grant date fair value to $100,000. This RSU award will vest 1/3 ratably on each of the first, second and on the third anniversary of the grant date, subject to such director’s continued service with us through the applicable vesting date.

On April 27, 2024, in light of the Ecommerce Wind-Down, the Board approved a suspension of the payment of all compensation under the Director Compensation Policy, including both the cash retainer and equity grants, until further determination by the Board. As a result, no cash compensation or equity awards were received by the non-employee directors for 2024. As of March 12, 2025, the Board determined it was in the best interests of the Company and its stockholders to resume the payment of all cash and equity compensation to non-employee members of the Board and approved the resumption of the payment of cash and equity compensation under the Director Compensation Policy.

On March 12, 2025, in recognition of the services of certain non-employee members of the Board during the period in which the Director Compensation Policy was suspended, the Board approved the following grants under the 2020 Equity Plan: (i) each of Robert Mylod, Laura Lang, Laura G. O’Shaughnessy, Michael Farello, Paula Pretlow, Robert Krakowiak, and Timothy Crow received a make-whole annual award of restricted stock units with a grant date fair value equal to $100,000; (ii) Matthew J. Pietroforte received a pro-rated annual award of restricted stock units with a grant date fair value equal to $41,096, reflecting a pro-ration based on the number of days remaining in the annual service period following his commencement of service on the Board; and (iii) Matthew J. Pietroforte received an additional initial start date award of restricted stock units with a grant date fair value equal to $100,000. The awards described in clauses (i) and (ii) vest on the earlier of (a) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant and (b) the first anniversary of the date of grant, in each case subject to the director’s continued service on the Board through the applicable vesting date. The award described in clause (iii) vests in equal installments of one-third on each of the first, second, and third anniversaries of Mr. Pietroforte’s commencement of service on the Board, subject to his continued service through each applicable vesting date.

On April 24, 2025, upon his appointment to the Board, Nikul Patel received the following grants under the 2020 Equity Plan: (i) a pro-rated annual award of restricted stock units with a grant date fair value equal to $13,699, reflecting a pro-ration based on the number of days remaining in the annual service period following his commencement of service on the Board, and (ii) an initial start date award of restricted stock units with a grant date fair value equal to $100,000. The pro-rated award vests on the earlier of (a) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant and (b) the first anniversary of the date of grant, subject to Mr. Patel’s continued service on the Board through the vesting date. The start date award vests in equal installments of one-third on each of the first, second, and third anniversaries of Mr. Patel’s commencement of service on the Board, subject to his continued service through each applicable vesting date.

On June 12, 2025, pursuant to the Non-Employee Director Compensation Policy, each of Robert Mylod, Timothy Crow, Robert Krakowiak, Laura G. O’Shaughnessy, Nikul Patel, Michael Farello, and Matthew J. Pietroforte received an annual award of restricted stock units with a grant date fair value equal to $100,000 under the 2020 Equity Plan. These awards vest on the earlier of (a) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant and (b) the first anniversary of the date of grant, subject to the director’s continued service on the Board through the vesting date.

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information on our equity compensation plans as of December 31, 2025:

Plan Category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(5)
Equity compensation plans approved by security holders(1)	1,031,622	(2)	$84.11	(4)	49,022
Equity compensation plans not approved by security holders(3)	75		$—	(6)	—
Total	1,031,697		$84.11		49,022

____________

(1)      Consists of awards outstanding and shares available for future issuance under the Amended and Restated 2020 Incentive Award Plan (the “2020 Plan”), and outstanding options under the 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2016 Vast.com Equity Incentive Award Plan (the “2016 Plan”). No further grants may be made under any plan other than the 2020 Plan.

(2)      Consists of 703,389 restricted stock units and 327,000 outstanding options under the 2020 Plan, 1,146 outstanding options under the 2014 Plan, and 87 outstanding options under the 2016 Plan.

(3)      Consists of awards outstanding under the 2022 Inducement Award Plan (the “Inducement Award Plan”). No new awards may be granted under the Inducement Award Plan; however, the Inducement Award Plan continues to govern awards previously granted and outstanding thereunder.

(4)      The weighted-average exercise price of outstanding options under the 2020 Plan, 2014 Plan, and 2016 Plan was $84.11 and no weighting was assigned to restricted stock units as no exercise price is applicable to restricted stock units.

(5)      The 2020 Plan provides for an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2030, equal to the lesser of (A) 4% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by the Board or the compensation committee; provided, however, no more than 939,000 shares may be issued upon the exercise of ISOs. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market. Pursuant to the Prepackaged Chapter 11 Plan, our existing 2020 Plan was amended to increase the number of shares reserved for issuance under the 2020 Plan to account for the proposed post-emergence management incentive program, which accounts for 15% of the fully-diluted, newly issued common stock as of January 14, 2025, inclusive of warrants, the management incentive program and the converted existing equity awards.

(6)      No weighted-average applies as only restricted stock units remain under the Inducement Award Plan. No weighting is assigned to restricted stock units as no exercise price is applicable.

ACTIONS AUTHORIZED AND APPROVED

The actions that were taken by the Company’s Board of Directors and the Majority Stockholders were the authorization and approval of the Plan Amendment.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, our stockholders are not entitled to appraisal rights with respect to the Plan Amendment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Company’s executive officers and directors are eligible to participate in the 2020 Plan and, therefore, have a personal interest in the approval of the Plan Amendment. If the Plan Amendment is approved, each of our executive officers and directors, as eligible participants, will have the opportunity to receive equity awards under the 2020 Plan. This interest is in addition to the interest of our executive officers and directors as holders of Common Stock. Information about equity awards previously granted to our named executive officers and non-employee directors under the 2020 Plan is set forth in the tables above under “Historical Grants Under the 2020 Plan,” “Summary Compensation Table,” and “Director Compensation Table for Fiscal 2025.” Other than their interest as holders of Common Stock and their eligibility to receive awards under the 2020 Plan, none of our officers and directors, nor any of their associates, have any interest in the Plan Amendment that is different from the interest of our other stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Michael J. Farello, Timothy M. Crow, and Robert J. Mylod, Jr. No member of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Legal Officer is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make reasonable efforts to cancel or annul the transaction.

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Executive Compensation” and “Director Compensation,” the following is a description of certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock that occurred since January 1, 2025.

Related Party Lines of Credit

On March 8, 2025, Vroom, Inc., UACC and its indirect subsidiary Darkwater Funding LLC, as co-borrowers, entered into a credit agreement for a $25.0 million Delayed Draw Facility with Mudrick Capital Management, L.P. (“Lender”), who is a 76.1% shareholder of the Company and as of January 14, 2025 became a related party. On October 9, 2025 the maximum facility amount was amended from $25.0 million to $35.0 million effective as of September 30, 2025. The Delayed Draw Facility allows for multiple drawdowns by each co-borrower, subject to satisfaction of usual and customary conditions precedent. The Delayed Draw Facility bears interest at a rate of Term SOFR +850 bps, payable quarterly in arrears, with a full payment-in-kind option. Interest is also payable upon any payment of principal. The co-borrowers’ obligations under the Delayed Draw Facility will be collateralized by asset backed residual certificates in certain UACC securitization trusts. The Delayed Draw Facility matures on December 31, 2026; however, borrowings can be prepaid at any time, in whole or in part, without penalty or premium. Once amounts are repaid they may not be reborrowed. The Delayed Draw Facility includes certain usual and customary covenants with respect to the co-borrowers’ activities and the collateral. As of December 31, 2025, the Company drew $8.0 million against the Delayed Draw Facility.

On November 25, 2025, Vroom, Inc. entered into a Note Purchase Agreement with Robert J. Mylod, Jr., the Independent Executive Chair of the Board of Directors of the Company. Pursuant to the Note Purchase Agreement, the Company issued Delayed Draw Notes in a maximum aggregate principal commitment amount of $10.5 million. The Delayed Draw Notes bear interest, payable quarterly in arrears, at a per annum rate equal to Term SOFR (three-month tenor) plus 7.50%, and contain customary covenants, events of default, and conditions for subsequent note issuance. The Delayed Draw Notes are secured by the assets of the Company under the security agreement issued by the Company. The Delayed Draw Notes mature on November 25, 2026; however, the Delayed Draw Notes may be prepaid at any time, in whole or in part, without penalty or premium. As of December 31, 2025, the Company drew $10.5 million against the Delayed Draw Notes.

Related Party Convertible Notes due 2030

On August 29, 2025, the Company issued $10.0 million aggregate principal amount of 5.00% unsecured Convertible Notes due 2030 (the “2030 Notes”). The 2030 Notes were issued pursuant to a Note Purchase Agreement with Annox Capital, LLC and Robert J. Mylod, Jr., the Managing Partner of Annox Capital, LLC and the Independent Executive Chair of the Board of Directors of the Company. The 2030 Notes mature on August 29, 2030 and bear interest at 5.00% per annum, payable quarterly in arrears. The 2030 Notes are convertible at the option of the noteholders at the market price conversion rate (as defined in the Note Purchase Agreement) at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, subject to certain limitations. The Company may settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election.

Board Observer

Pursuant to a Board Observer Agreement, dated as of February 18, 2025, by and among the Company and Jason Mudrick, who is the founder and chief investment officer of Mudrick Capital Management, L.P., a related party due to their holdings of the Company’s common stock, Mr. Mudrick is serving as a non-voting observer of the Board. As Board Observer, Mr. Mudrick has the right to attend each meeting of the Board or any of its committees as a non-voting observer and is not a member of the Board or any of its committees. The Company has agreed to reimburse Mr. Mudrick for all reasonable and documented out-of-pocket expenses incurred in connection with attending meetings of the Board or any of its committees, but Mr. Mudrick will not receive any other compensation in connection with his role as Board Observer.

Director Compensation Arrangements

Mr. Pietroforte is a Managing Director and Senior Analyst at Mudrick Capital Management, L.P. All cash compensation earned in connection with his services on our Board of Directors is paid directly to his employer. In addition, Mr. Pietroforte has assigned all rights, title, and interest in any RSUs granted to him, including the shares of Common Stock thereunder, to Mudrick Capital Management, L.P. During 2020, Mr. Farello entered into a nominee agreement instructing the Company to pay all cash compensation earned in connection with his services on our Board of Directors directly to his employer, Catterton Management Company, L.L.C. Any RSUs granted to Mr. Farello will be held by him as nominee for an investment fund of Catterton Management Company, L.L.C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common stock as of April 16, 2026 by:

•        each person who is known to be the beneficial owner of more than 5% of shares of our common stock;

•        each of our current named executive officers and directors; and

•        all current executive officers and directors as a group.

The number of shares beneficially owned by each stockholder as described herein is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 16, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage ownership is based on 5,206,495 shares of our common stock outstanding as of April 16, 2026. Share counts give effect to the automatic conversion of the prior common stock at a ratio of 1-for-5 in connection with the Company’s emergence from bankruptcy on January 14, 2025, including any information reported below from sources pre-dating the conversion. Unless otherwise indicated, the address of all listed stockholders is 4700 Mercantile Drive, Fort Worth, Texas 76137.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Shares of common stock beneficially owned
Name of beneficial owner	Number	Percentage
5% Stockholders
Mudrick Capital Management, L.P.(1)	3,967,251	76.10%
Silverback Asset Management, LLC(2)	424,873	8.16%
Named Executive Officers and Directors
Robert J. Mylod, Jr.(3)	39,759	*
Timothy M. Crow(4)	4,452	*
Michael J. Farello	—	—
Laura G. O’Shaughnessy(5)	8,388	*
Robert Krakowiak(6)	12,077	*
Matthew J. Pietroforte	—	—
Nikul Patel(7)	6,103	*
Thomas H. Shortt(8)	71,205	1.37%
Jonathan R. Sandison(9)	4,024	*
Anna-Lisa C. Corrales(10)	3,099	*
All Executive Officers and Directors as a Group (11 persons)(11)	149,213	2.87%

____________

*        Less than 1%

(1)      Consists of 3,967,251 shares of common stock directly held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity Drawdown Fund III, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., and certain accounts managed by Mudrick Capital Management, L.P. in the aggregate. Each of Mudrick Capital Management, L.P., Mudrick Capital Management, LLC and Jason Mudrick has shared voting power and shared dispositive power over 3,967,251 shares of common stock. Each of Mudrick Distressed Opportunity Fund Global, L.P. and Mudrick GP directly owns, and has shared voting power and shared dispositive power over, 1,058,822 shares of common stock. Mudrick Distressed Opportunity Drawdown Fund II, L.P. has shared voting power and shared dispositive power over 725,385 shares of common stock. Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. has shared voting power and shared dispositive power over 67,695 shares of common stock. Mudrick Distressed Opportunity Drawdown Fund II GP, LLC has shared voting power and shared dispositive power over 793,080 shares of common stock. Each of Mudrick Distressed Opportunity Drawdown Fund III, L.P. and Mudrick Distressed Opportunity Drawdown Fund III GP, LLC has shared voting power and shared dispositive power over 44,746 shares of common stock. Each of Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P. and Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC has shared voting power and shared dispositive power over 200,657 shares of common stock. Each of Mudrick Distressed Opportunity SIF GP, LLC and Mudrick Distressed Opportunity SIF Master Fund, L.P., has shared voting power and shared dispositive power over 182,936 shares of common stock. The address of the entities mentioned in this footnote is 527 Madison Avenue, 6th Floor, New York, NY 10022. This information is based on a Schedule 13D/A filed on January 21, 2026.

(2)      Silverback Asset Management, LLC has sole voting and dispositive power over 424,873 shares of common stock. The address of Silverback Asset Management, LLC is c/o Silverback Asset Management, LLC, 1414 Raleigh Road, Suite 250, Chapel Hill, NC 27517. This information is based on a Schedule 13G filed on May 14, 2025.

(3)      Consists of (i) 6,572 shares of common stock, (ii) 2,424 warrants, (iii) 625 vested options that have vested and are fully exercisable, and (iv) 3,796 restricted stock units that vest within 60 days of April 16, 2026, held by Mr. Mylod. Also includes (i) 13,171 shares of common stock and (ii) 13,171 warrants held by Annox Capital, LLC (“Annox Capital”). Mr. Mylod is the managing member of Annox Capital and therefore holds voting or dispositive power over the shares held by Annox Capital. The address for Annox Capital is 480 Pierce Street, Suite 240, Birmingham, MI 48009. This information is based on a Form 4 filed on September 2, 2025 and information known to us.

(4)      Consists of 4,452 shares of common stock.

(5)      Consists of (i) 4,328 shares of common stock, (ii) 264 warrants, and (iii) 3,796 restricted stock units that vest within 60 days of April 16, 2026.

(6)      Consists of (i) 7,443 shares of common stock, (ii) 89 warrants, (iii) 749 options that have vested and are fully exercisable, and (iv) 3,796 restricted stock units that vest within 60 days of April 16, 2026.

(7)      Consists of (i) 1,351 shares of common stock, and (ii) 4,752 restricted stock units that vest within 60 days of April 16, 2026.

(8)      Consists of (i) 4,641 shares of common stock, (ii) 214 warrants, and (iii) 66,350 options that have vested and are fully exercisable.

(9)      Consists of (i) 244 shares of common stock, (ii) 30 warrants, and (iii) 3,750 options that have vested and are fully exercisable.

(10)    Consists of (i) 239 shares of common stock, (ii) 136 warrants, and (iii) 2,724 options that have vested and are fully exercisable.

(11)    Consists of (i) 42,506 shares of common stock, (ii) 16,369 warrants, (iii) 74,198 shares of common stock subject to options that are currently exercisable, and (iv) 16,140 restricted stock units that will vest within 60 days of April 16, 2026, in each case held by all of our current directors and executive officers as a group.

VOTE OBTAINED — DELAWARE LAW

Section 228 of the DGCL generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and successfully obtained, written consent of the Majority Stockholders.

As of June 17, 2026, there were 5,233,912 shares of common stock of the Company issued and outstanding. Each holder of common stock is entitled to one vote for each share held by such holder. On June 17, 2026 and June 17, 2026, stockholders holding in the aggregate 76.1% of the shares of the capital stock outstanding on such date have the right to vote on the Plan Amendment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this Information Statement and in the Company’s other filings with the SEC.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly and without charge, upon written or oral request, a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. Security holders sharing an address and receiving a single copy may send a request to receive separate copies of information statements, annual reports, and proxy statements to the Company at the following address: Vroom, Inc., 4700 Mercantile Dr., Fort Worth, Texas 76137 or by calling (917) 451-9855. Any security holders sharing an address who now receive multiple copies of the Company’s information statements, annual reports, and proxy statements, and who wish to receive only one copy of these materials per household in the future should also contact the Company by mail or telephone as instructed above.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

THIS INFORMATION STATEMENT IS DATED JUNE 22, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

You should rely only on the information provided in this Information Statement. We have not authorized any person to provide information other than that provided herein.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock.

By Order of the Board of Directors:

Dated: June 22, 2026	Sincerely,
/s/ Thomas H. Shortt
Name: Thomas H. Shortt
Title: Chief Executive Officer

ANNEX A — AMENDMENT TO THE VROOM, INC. 2020 INCENTIVE AWARD PLAN

This Amendment to the Vroom, Inc. Amended 2020 Incentive Award Plan (as amended and restated, the “2020 Plan”) was adopted by the Board of Directors of Vroom, Inc., a Delaware corporation (the “Company”), on June 17, 2026, with effectiveness on July 13, 2026 (the “Amendment Date”), which is 20 calendar days following the date we first mail this Information Statement to our stockholders, in accordance with Section 12.01 of the 2020 Plan:

1.       Section 3.01 of the 2020 Plan shall be amended to read in its entirety as follows: “3.01 Number of Shares. (a) Subject to Sections 3.1(b) and 12.2, Awards may be made under the 2020 Plan covering an aggregate number of Shares equal to the sum of: (i) 1,630,880, (ii) any Shares which as of the Effective Date are subject to awards under the Prior Plans which are forfeited or lapse unexercised and which following the Effective Date are not issued under the Prior Plans; and (iii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2030, equal to the lesser of (A) 4% of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Committee; provided, however, no more than 939,000 Shares may be issued upon the exercise of Incentive Stock Options.

2.       Except as specifically provided for in this Amendment, the terms of the 2020 Plan shall be unmodified and shall remain in full force and effect.

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